UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 23, 2010

NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14315 (Commission File Number)	76-0127701 (I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)	77064 (Zip Code)
Registrant’s telephone number, including area code: (281) 897-7788

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
NCI Building System, Inc. (the “Company”) is filing this Current Report on Form 8-K (this “Report”) to reflect certain required accounting adjustments described below with respect to the financial information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2009 (the “2009 Form 10-K”) filed on December 23, 2009. Neither this Report nor the Exhibits hereto reflect any events occurring after December 22, 2009, or modify or update the disclosures in the 2009 Form 10-K that may have been affected by subsequent events, except as disclosed in Note 27 to our consolidated financial statements. Accordingly, this Report should be read in conjunction with the 2009 Form 10-K and the Company’s filings made with the Securities and Exchange Commission subsequent to the filing of the 2009 Form 10-K (including the first quarter of fiscal 2010 Form 10-Q), and any amendments to those filings.
As previously disclosed in the 2009 Form 10-K, in May 2008 the Financial Accounting Standards Board issued guidance that has been codified under ASC Topic 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. ASC 470-20 requires issuers to account separately for the liability and equity components of instruments in a manner that reflects the issuer’s economic interest cost. ASC 470-20 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in the issuer’s consolidated statement of operations. ASC 470-20 is effective for the Company as of November 2, 2009 and early adoption was not permitted. However, once adopted, ASC 470-20 requires retrospective application to the terms of instruments as they existed for all periods presented. The adoption of ASC 470-20 affects the accounting for the Company’s 2.125% Convertible Notes issued in 2004 and due in 2024. The retrospective application of this guidance affects fiscal years 2005 through 2009. In October 2009, the Company completed an exchange offer to acquire $180 million aggregate principal amount of the Convertible Notes. On December 29, 2009, we redeemed the remaining $58,750 principal amount of the Convertible Notes outstanding after the closing of the exchange offer. Therefore, the Company will not have additional prospective interest expense after December 29, 2009.
Additionally, in June 2008, the FASB issued guidance that has been codified under ASC Subtopic 260-10, Earnings per Share (“ASC 260-10”). This pronouncement provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are “participating securities” and, therefore, should be included in computing earnings per share using the two-class method. All prior period earnings per share data have been adjusted retrospectively to conform with the provisions of this pronouncement.
On March 5, 2010, the Company filed an amendment to its Certificate of Incorporation to effect a reverse stock split of its common stock (the “Reverse Stock Split”) at an exchange ratio of 1-for-5. As such, we have retrospectively adjusted basic and diluted earnings per share, common stock, stock options, common stock equivalents and prices per share information for the reverse stock split in all periods presented.
The Company has adjusted in Exhibits 99.1 to this Report certain financial information contained in the 2009 Form 10-K to reflect the Company’s retrospective application of ASC 470-20 and ASC 260-10.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
4.2	Credit Agreement, dated June 18, 2004, by and among NCI, certain of its subsidiaries, as guarantors, Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the several lenders named therein (Certain portions were omitted subject to a pending request for confidential treatment).

4.7	Amended Credit Agreement, dated as of October 20, 2009, among the Company, as borrower, Wachovia Bank, National Association, as administrative agent and collateral agent and the several lenders party thereto (Certain portions were omitted subject to a pending request for confidential treatment).

4.8	Loan and Security Agreement, dated as of October 20, 2009, by and among NCI Group, Inc. and Robertson-Ceco II Corporation, as borrowers, the Company and Steelbuilding.Com, Inc., as guarantors, Wells Fargo Foothill, LLC, as administrative and co-collateral agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents and the lenders and issuing bank party thereto (Certain portions were omitted subject to a pending request for confidential treatment).

23.1	Consent of Ernst & Young LLP.

99.1	Portions of the 2009 Annual Report to Stockholders.

• Selected Financial Data

• Management’s Discussion and Analysis of Financial Condition and Results of Operations

• Quantitative and Qualitative Disclosures about Market Risk

• Financial Statements and Supplementary Data

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: April 23, 2010

EXHIBIT INDEX

Exhibit
Number	Exhibit Title or Description
4.2	Credit Agreement, dated June 18, 2004, by and among NCI, certain of its subsidiaries, as guarantors, Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the several lenders named therein.

4.7	Amended Credit Agreement, dated as of October 20, 2009, among the Company, as borrower, Wachovia Bank, National Association, as administrative agent and collateral agent and the several lenders party thereto.

4.8	Loan and Security Agreement, dated as of October 20, 2009, by and among NCI Group, Inc. and Robertson-Ceco II Corporation, as borrowers, the Company and Steelbuilding.Com, Inc., as guarantors, Wells Fargo Foothill, LLC, as administrative and co-collateral agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents and the lenders and issuing bank party thereto.

23.1	Consent of Ernst & Young LLP.

99.1	Portions of the 2009 Annual Report to Shareholders.
•	Selected Financial Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Quantitative and Qualitative Disclosures about Market Risk

•	Financial Statements and Supplementary Data